Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos.
333-265473 and 333-265473-03

2023 F-150 Raptor R

2 Free Writing Prospectus Registration Statement No. 333-265473 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trust 2023-A (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-375-6829.

FCALT 2023-A Roadshow

Transaction Participants

Issuer	**Ford Credit Auto Lease Trust 2023-A**
Depositor	**Ford Credit Auto Lease Two LLC**
Servicer and Sponsor	**Ford Motor Credit Company LLC ("Ford Credit")**
Indenture Trustee	**U.S. Bank Trust Company, National Association**
Owner Trustee	**The Bank of New York Mellon**
Delaware Trustee	**BNY Mellon Trust of Delaware**
Accountants	**PricewaterhouseCoopers LLP**
Active Joint-Lead Managers	**RBC Capital Markets, LLC**
	SG Americas Securities, LLC
	Wells Fargo Securities, LLC
Passive Joint-Lead Managers	**Goldman Sachs & Co. LLC**
	MUFG Securities Americas Inc.
Asset Representation Reviewer	**Clayton Fixed Income Services LLC**

3 | Ford Credit

4 Key Highlights • Ford Credit Auto Lease Trust 2023-A (“FCALT 2023-A”) will issue notes with an aggregate initial principal amount of $1,207,000,000 or $1,508,750,000. (1) If the aggregate initial principal amount issued is: − $1,207,000,000, $1.00 billion of AAA/AAA-rated Class A notes (2) , $69.43 million of AA/AA rated Class B notes, $85.66 million of A/A rated Class C notes and $51.91 million of BBB/BBB rated Class D notes will be issued, or − $1,508,750,000, $1.25 billion of AAA/AAA-rated Class A notes (3) , $86.79 million of AA/AA rated Class B notes, $107.07 million A/A rated Class C notes and $64.89million of BBB/BBB ratedClass D notes will be issued − Offering will include fixed rate Class A-2a and floating rate Class A-2b notes which will be sized to demand; Class A-2b notes will not exceed $193.00 million (4) if the aggregate initial principal amount issued is $1,207,000,000, or $241.25 million (4) if the aggregate initial principal amount issued is $1,508,750,000. Floating rate notes will initially accrue interest based on 30-day average SOFR • Total amount of hard credit enhancement (for either issuance) − Cash reserve (minimum 0.25%), subordination (15.95%) and overcollateralization (initial: 7.00% / target: 9.50%) − Class A Notes have initial hard credit enhancement of at least 23.20% and a target of 25.70% FCALT 2023-A Roadshow (1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing (2) Includes $159 million of Class A-1 notes rated A-1+/F1+ (3) Includes $198 million of Class A-1 notes rated A-1+/F1+ (4) Equivalent to 50% of the total Class A-2 note size

5 Transaction Summary • FCALT 2023-A will be the 23 rd public term ABS issuance from Ford Credit’s lease securitization program • FCALT 2023-A will issue notes with an aggregate initial principal amount of $1,207,000,000 or $1,508,750,000 (1) • FCALT 2023-A will use a senior / subordinate, sequential pay structure pre-and post-event of default • Similar toprior Ford Credit lease securitizations, FCALT 2023-A will use an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The fair value of the residual interest retained by the depositor, a wholly-owned affiliate of Ford Credit, will represent at least 5% of the sum of the fair values of the notes and the residual interest on the closing date • The cutoff date for the reference pool is January 1, 2023. The first payment date will be February 15, 2023 • Credit enhancement for the notes consists of overcollateralization, subordination, cash reserve andexcess spread − Estimated excess spread per annum of 4.44% (2) (1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing (2) Excess spread is estimated as the discount rate used in the calculation of securitization value of 11.80%, less (a) the servicing fee of 1%, (b) an administrativefee of 0.01%, and (c) a projected weighted average coupon of the notes of 6.35% which assumes the Class A-2 notes are evenly split between fixed and floating rate notes. FCALT 2023-A Roadshow

FCALT 2023-A Roadshow

Transaction Summary (Continued)

- The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle
  - The discount rate applied to each lease is the greater of (1) 11.80% and (2) its lease factor
  - The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value[(1)]. As a result, the base residual value of 73.08%[(2)] of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle
  - Securitization value does not reflect the most recent ALG mark-to-market value -- $65.4 million[(3)] higher than the base residual value of the reference pool – driven by strong used vehicle demand and elevated auction values[(4)]
- FCALT 2023-A provides robust disclosure of collateral performance
  - Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus (Annex B)
  - Ongoing quarterly supplemental and statistical reporting will be published on Ford Credit's website and will include an updated payment schedule of the remaining leases, credit loss and residual performance
  - Asset-level data about the reference pool for this securitization will be filed with the SEC on Form ABS-EE on a monthly basis

(1) For a description of ALG base residual value, please refer to the endnote on slide 25
(2) Assumes the aggregate principal amount of notes issued is $1,207,000,000. If the aggregate principal amount of notes issued is $1,508,750,000, the base residual value of 73.10% of the leased vehicles in the reference pool by securitization value equal the ALG base residual value of the leased vehicle
(3) Assumes the aggregate principal amount of notes issued is $1,207,000,000. If the aggregate principal amount of notes issued is $1,508,750,000, the most recent ALG mark-to-market is $81.6 million higher than the base residual value of the reference pool
(4) See 'Manheim Used Vehicle Index' chart on slide 21 for historical used vehicle price performance trend

6 | Ford Credit

FCALT 2023-A Roadshow

Transaction Summary (Continued)



% of Initial Total Securitization Value
Class A notes ("AAA")
77.05%
Class B notes ("AA")
5.35%
Class C notes ("A")
6.60%
Class D notes ("BBB")
4.00%
Overcollateralization
7.00%
Reserve Account
0.25%
Excess Spread
Total Initial Class A Hard Credit Enhancement
23.20%

- Senior/subordinate, sequential pay structure
- Credit enhancement in the lease securitization program includes:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Target OC is 9.50% of Initial Total Securitization Value

Initial Class A Hard Credit Enhancement



Reserve
Subordination
Initial Overcollateralization
7.00%
15.95%
0.25%
2023-A
7.00%
15.95%
0.50%
2022-A2
13.50%
9.45%
0.25%
2021-B
13.50%
9.45%
0.25%
2021-A
12.75%
9.45%
1.00%
2020-B
11.20%
8.70%
0.25%
2020-A
11.20%
8.70%
0.25%
2019-B
11.20%
8.70%
0.25%
2019-A

7 | Ford Credit

FCALT 2023-A Roadshow

Transaction Structure – $1.2 Billion Notes Issued[(1)]

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	159,000,000	386,000,000		386,000,000	69,000,000	69,430,000	85,660,000	51,910,000	1,207,000,000
Class Split[(2)]	12.25%	29.74%		29.74%	5.32%	5.35%	6.60%	4.00%	93.00%
Expected Ratings (S&P / Fitch)	A-1+/F1+	AAA/AAA		AAA/AAA	AAA/AAA	AA/AA	A/A	BBB/BBB	
Offering Type	Public	Public		Public	Public	Public	Public	Public	
WAL to Maturity (yrs.)[(3)]	0.30	1.03		1.76	2.24	2.37	2.51	2.62	
Benchmark	I-Curve	I-Curve	SOFR[(4)]	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)[(3)]	1 - 7	7 - 17		17 - 26	26 - 28	28 - 29	29 - 31	31 - 32	
Expected Final[(3)(5)]	Aug - 2023	Jun - 2024		Mar - 2025	May - 2025	Jun - 2025	Aug - 2025	Sep - 2025	
Legal Final[(5)]	Feb - 2024	Jun - 2025		Mar - 2026	May - 2026	Jun - 2026	Dec - 2026	Sep - 2027	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	Yes	Yes	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,207,000,000, is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus.
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

8 | Ford Credit

FCALT 2023-A Roadshow

Transaction Structure – $1.5 Billion Notes Issued(1)

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	198,000,000	482,500,000		482,500,000	87,000,000	86,790,000	107,070,000	64,890,000	1,508,750,000
Class Split(2)	12.20%	29.74%		29.74%	5.36%	5.35%	6.60%	4.00%	93.00%
Expected Ratings (S&P / Fitch)	A-1+/F1+	AAA/AAA		AAA/AAA	AAA/AAA	AA/AA	A/A	BBB/BBB	
Offering Type	Public	Public		Public	Public	Public	Public	Public	
WAL to Maturity (yrs.)(3)	0.30	1.03		1.76	2.24	2.37	2.51	2.62	
Benchmark	I-Curve	I-Curve	SOFR(4)	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)(3)	1 - 7	7 - 17		17 - 26	26 - 28	28 - 29	29 - 31	31 - 32	
Expected Final(3)(5)	Aug - 2023	Jun - 2024		Mar - 2025	May - 2025	Jun - 2025	Aug - 2025	Sep - 2025	
Legal Final(5)	Feb - 2024	Jun - 2025		Mar - 2026	May - 2026	Jun - 2026	Dec - 2026	Sep - 2027	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	Yes	Yes	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,508,750,000, is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus.
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

9 Ford Credit

10 Class A-2a Fixed Rate and Class A-2b Floating Rate Notes FCALT 2023-A Roadshow • Subject to demand, FCALT 2023-A will issue a fixed rate Class A-2a note and a floating rate Class A-2b note • The Class A-2a and Class A-2b notes are collectively referred to as the "Class A-2 notes" and constitute a single class and have equal rights to payments of principal and interest, which will be made on a pro rata basis • The allocation of the principal amount of the Class A-2 notes between the Class A-2a notes and the Class A-2b notes will be determined on or before the day of pricing ― Class A-2a and Class A-2b notes will each be sized to demand with the Class A-2b notes not to exceed $193.00 million (1) if the aggregate initial principal amount issued is $1,207,000,000, or $241.25 million (1) if the aggregate initial principal amount issued is $1,508,750,000 • The Class A-2b notes will accrue interest at a floating rate based on a benchmark, which will initially be the 30-day average SOFR ― The benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read " Description of the Notes —Payments of Interest —Floating Rate Benchmark Rate; Benchmark Transition Event " in the Prospectus (1) Equivalent to 50% of the total Class A-2 note size

FCALT 2023-A Roadshow

Composition of the Reference Pool

***If the Aggregate Principal Balance of the Notes Issued Is*:**	**$1,207,000,000**	**$1,508,750,000**
Number of leases	**43,428**	**54,237**
Initial total securitization value	**$1,297,859,098.79**	**$1,622,323,304.59**
Residual portion of initial total securitization value	**$834,788,995.95**	**$1,043,561,700.05**
Residual portion as a % of initial total securitization value	**64.32%**	**64.33%**
Base monthly payments plus base residual value	**$1,578,392,089.61**	**$1,972,969,969.64**
Base residual value	**$1,050,848,679.23**(1)	**$1,313,645,759.97**(2)
Weighted average original term(3)	**36.1 months**	**36.1 months**
Weighted average remaining term(3)	**23.6 months**	**23.6 months**
Weighted average FICO® score at origination(4)	**762**	**762**
Minimum discount rate	**11.80%**	**11.80%**

(1) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 73.08% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle. For a description of ALG base residual value, please refer to the endnote on slide 25
(2) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 73.10% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle. For a description of ALG base residual value, please refer to the endnote on slide 25
(3) Weighted by the securitization value of each lease on the cutoff date of January 1, 2023
(4) This weighted average excludes leases representing 5.79% if the aggregate principal balance of the notes issued is $1,207,000,000, and 5.82% if the aggregate principal balance of the notes issued is $1,508,750,000, of the initial securitization value that have lessees who did not have FICO® scores because they (a) are not individuals, or (b) are individuals with minimal or no recent credit history. For a description of FICO® scores, you should read "Sponsor and Servicer - Origination, Underwriting and Purchasing" in the prospectus

11 | Ford Credit

FCALT 2023-A Roadshow

Collateral Highlights

	FCALT 2023-A ($1.2B[1])	FCALT 2023-A ($1.5B[2])	FCALT 2022-A	FCALT 2021-B	FCALT 2021-A	FCALT 2020-B	FCALT 2020-A	FCALT 2019-B	FCALT 2019-A	FCALT 2018-B	FCALT 2018-A
Max 6-month Residual Maturities as a % Base Residual value[3]	32.20%	32.14%	30.09%	34.05%	35.24%	31.66%	35.20%	32.72%	35.49%	38.27%	31.39%
Seasoning (months)	12.5	12.5	12.1	11.7	11.9	12.4	12.4	11.9	11.7	11.1	11.9
Model Diversification											
Top Model	26.75%	26.69%	24.11%	22.95%	20.39%	19.87%	22.61%	27.27%	23.01%	21.74%	18.92%
Top 3 Models	58.31%	58.37%	49.25%	52.71%	52.15%	52.07%	55.19%	58.53%	56.11%	58.42%	53.66%
SUVs and Trucks as % of Total Securitization Value	30.75%	30.91%	30.80%	32.71%	31.73%	33.60%	29.92%	34.50%	28.27%	26.22%	19.17%
Weighted Average FICO	762	762	760	759	758	755	754	754	754	751	754
Weighted Average LTV at Origination	93.88%	93.89%	94.69%	92.77%	91.54%	91.38%	90.51%	90.89%	90.40%	91.67%	90.82%
Weighted Average PTI at Origination	7.91%	7.92%	7.84%	7.76%	7.72%	7.48%	7.41%	7.26%	7.23%	7.31%	7.19%
Residual Portion of Securitization Value	64.32%	64.33%	63.01%	64.26%	64.46%	64.24%	64.33%	64.36%	63.99%	62.45%	64.26%

(1) Assumes the aggregate initial principal balance of the notes to be issued is $1,207,000,000
(2) Assumes the aggregate initial principal balance of the notes to be issued is $1,508,750.000
(3) The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value. For a description of ALG base residual value, please refer to the endnote on slide 25

- Residual maturities have broad distribution
- Seasoned assets included in FCALT transactions
- Diverse model mix across CUV, Truck, SUV and Car platforms (detail on slide 13)
- Weighted average FICO® scores are consistently strong, increasing in recent transactions
- Residual portion of securitization value in line across recent transactions
- FCALT 2023-A securitization value does not reflect the most recent ALG mark-to-market value, which is $65.4 million[(1)] or $81.6 million[(2)] higher than the base residual value of the reference pool

12 Ford Credit

13 23% 27% 23% 20% 20% 20% 16% 22%23% 18% 17% 17% 20% 20% 23% 24% 27% 27% 15% 14% 15% 13% 12% 10% 9% 9% 9% 9% 8% 9% 9% 9% 8% 9% 9%9% 8% 6% 7% 6%6% 5% 5% 7% 3% 3% 5% 5% 7% 7% 7% 5% 4% 5% 23% 23% 24% 28%28% 29%29% 23%23% 2019-A2019-B2020-A2020-B2021-A2021-B2022-A2023-A Base 2023-A Upsize F-150 Explorer Escape Edge Fusion Expedition Nautilus MKC Other 23% 28% 25% 23% 23%23% 19% 26%26% 5% 7% 5% 11% 8% 9% 11% 5% 5% 55% 52% 57% 55% 58% 60% 65% 67% 67% 17% 13% 13% 12% 10% 7% 5% 2%2% 2019-A2019-B2020-A2020-B2021-A2021-B2022-A2023-A Base(2) 2023-A Upsize Truck SUV CUV Car Vehicle Type Diversification (1) Vehicle Models Diversification (1) Commentary Geographic Diversification --States (1) (1)As a % of securitization value. Totals may not sum to 100% due to rounding (2)Assumes the aggregate initial principal balance of the notes to be issued is $1,207,000,000 (3)Assumes the aggregate initial principal balance of the notes to be issued is $1,508,750,000 FCALT 2023-A Roadshow Collateral Highlights 23% 22% 21% 20% 23% 21% 17% 14%15% 13% 13% 14% 14% 16% 15% 17% 17% 17% 8% 7% 8% 8% 9% 9% 9% 11% 11% 7% 7% 7% 8% 8% 7% 7% 9% 9% 7% 11% 10% 10% 10% 9% 8% 8% 6% 6% 7% 7% 7% 6% 6% 6% 6% 6% 7% 7% 37% 34% 33% 34% 33% 32% 34% 26% 26% 2019-A2019-B2020-A2020-B2021-A2021-B2022-A2023-A Base 2023-A Upsize MI NY NJ OH CA FL PA Other •Vehicle type and model trends reflect discontinuation of most car models and continued strength in Trucks, SUVs and CUVs •Top 5 state concentration largely consistent over period shown 2023-A $1.2B 2 2023-A $1.5B 3 2023-A $1.2B 2 2023-A $1.5B 3 2023-A $1.2B 2 2023-A $1.5B 3

14 Residual Maturity Vs. Enhancement Build –$1.2 Billion Notes Issued (1) FCALT 2023-A Roadshow (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,207,000,000is summarized below (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zeroprepays Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes (2) % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value Period (Months) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 1357911131517192123252729313335373941434547 Hard 'AAA' CE Car CUV SUV Truck Class A-1 Paid Down Class A-4 Paid Down Class A-2 Paid Down Class A-3 Paid Down

15 Residual Maturity Vs. Enhancement Build –$1.5 Billion Notes Issued (1) FCALT 2023-A Roadshow Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes (2) (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,508,750,000 is summarized below (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zeroprepays % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value Period (Months) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 1357911131517192123252729313335373941434547 Hard 'AAA' CE Car CUV SUV Truck Class A-1 Paid Down Class A-4 Paid Down Class A-2 Paid Down Class A-3 Paid Down

16 Residual Maturity Vs. Enhancement Build (Continued) • The amortizing nature of the collateral, the sequential payment structure, the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value − As enhancement builds during the transaction, the amount of residual stress that each class can support increases • The residual maturities are well distributed, and a diverse mix of vehicle types mature in each period; maximum percentage of residual maturities in any 3-month period is 17.14% for the $1.2 billion (1) issuance and 17.04% for the $1.5 billion (2) issuance, similar to previous FCALT transactions • According to the modeled assumptions, the Class A-3 notes are expected to pay-off in month 26, after which the Class A-4 notes would have approximately 84% hard enhancement (3) (1)Assumes the aggregate initial principal balance of the notes to be issued is $1,207,000,000 (2)Assumes the aggregate initial principal balance of the notes to be issued is $1,508,750,000 (3)Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays FCALT 2023-A Roadshow

17 Assumptions: 0% prepayments 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses 50% recovery of charge-offs (with a 4 monthlag on credit loss recoveries) 2 monthlag on receipt of auction proceeds for residual Base net credit loss of 1% of initial total securitization value Estimated 4.44%excess spread per annum Includes 7.00% initial overcollateralization growing to a target of 9.50%, 15.95% of subordination for the Class A Notes, 10.60%of subordination for Class B Notes, 4.00% of subordination for the Class C Notes, and 0.25% cash reserve account Residual Breakeven Analysis –$1.2 Billion Notes Issued (1) Presented below are the percentage of base residual losses, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of the base case credit loss FCALT 2023-A Roadshow The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses (1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,207,000,000is summarized below (2) After stress defaults A1 Cumulative Net Credit Loss A3 Cumulative Net Credit Loss B Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% 70% 100.00%100.00%100.00% 70% 64.90%63.36%61.70% 70% 45.48%43.05%40.33% 80% 100.00%100.00%100.00% 80% 56.67%55.39%53.91% 80% 39.72%37.61%35.28% 90% 100.00%100.00%100.00% 90% 50.36%49.21%47.86% 90% 35.25%33.32%31.30% 100% 100.00%100.00%100.00% 100% 45.27%44.19%43.03% 100% 31.62%29.98%28.12% A2 Cumulative Net Credit Loss A4 Cumulative Net Credit Loss C Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% 70% 100.00%100.00%100.00% 70% 55.62%53.66%51.51% 70% 33.95%30.95%27.71% 80% 100.00%100.00%100.00% 80% 48.55%46.88%45.07% 80% 29.63%27.00%24.17% 90% 90.45%91.19%92.05% 90% 43.09%41.62%40.00% 90% 26.26%23.93%21.41% 100% 81.25%81.96%82.70% 100% 38.77%37.40%35.90% 100% 23.54%21.47%19.17% D Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% 70% 26.96%23.63%19.99% 80% 23.46%20.55%17.36% 90% 20.74%18.16%15.32% 100% 18.57%16.24%13.69%

18 Residual Breakeven Analysis –$1.5 Billion Notes Issued (1) Presented below are the percentage of base residual losses, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of the base case credit loss FCALT 2023-A Roadshow The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses (1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,508,750,000is summarized below (2) After stress defaults Assumptions: 0% prepayments 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses 50% recovery of charge-offs (with a 4 monthlag on credit loss recoveries) 2 monthlag on receipt of auction proceeds for residual Base net credit loss of 1% of initial total securitization value Estimated 4.44%excess spread per annum Includes 7.00% initial overcollateralization growing to a target of 9.50%, 15.95% of subordination for the Class A Notes, 10.60%of subordination for Class B Notes, 4.00% of subordination for the Class C Notes, and 0.25% cash reserve account A1 Cumulative Net Credit Loss A3 Cumulative Net Credit Loss B Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% 70% 100.00%100.00%100.00% 70% 64.96%63.44%61.78% 70% 45.46%43.05%40.33% 80% 100.00%100.00%100.00% 80% 56.73%55.45%53.98% 80% 39.71%37.60%35.28% 90% 100.00%100.00%100.00% 90% 50.42%49.27%47.92% 90% 35.24%33.32%31.30% 100% 100.00%100.00%100.00% 100% 45.32%44.25%43.09% 100% 31.62%29.92%28.12% A2 Cumulative Net Credit Loss A4 Cumulative Net Credit Loss C Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% Turn in Rate (2) 1.00%3.00%5.00% 70% 100.00%100.00%100.00% 70% 55.61%53.66%51.51% 70% 33.94%30.95%27.71% 80% 100.00%100.00%100.00% 80% 48.55%46.88%45.07% 80% 29.58%27.00%24.17% 90% 90.51%91.31%92.11% 90% 43.09%41.62%40.00% 90% 26.22%23.93%21.41% 100% 81.31%82.02%82.76% 100% 38.77%37.43%35.90% 100% 23.54%21.47%19.17% D Cumulative Net Credit Loss Turn in Rate (2) 1.00%3.00%5.00% 70% 26.94%23.63%19.99% 80% 23.46%20.55%17.36% 90% 20.74%18.15%15.32% 100% 18.57%16.24%13.69%

19 -20% 0% 20% 40% 60% 80% 100% 13579111315171921232527293133 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 0% 20% 40% 60% 80% 100% 1357911131517192123252729313335 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A Break-Even Analysis (1) FCALT 2023-A Roadshow Break-Even for FCALT 2023-A Compared to Historical Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain) (2) (1) Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2023-A (2) Where two break-evens are shown, the first assumes $1,207,000,000 of notes are issued and the second assumes $1,508,750,000of notes are issued Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) Break-Evens assumes Return Rate of 100% Period (Months) Period (Months) A-2 Break-Even = 82.70% / 82.76% A-3 Break-Even = 43.03% / 43.09% A-4 Break-Even = 35.90% B Break-Even = 28.12% C Break-Even = 19.17% D Break-Even = 13.69%

20 Securitization Pool Performance FCALT 2023-A Roadshow Cumulative Return Rate Cumulative Residual Loss / (Gain) (1) Commentary •For the performance in the pools above (2018-A to 2022-A): −Lifetime cumulative return rates range from 0% to 77%; recent low return rates have been impacted by historically high used vehicle values −Cumulative residual gains reflect recent strength in auction values −Net credit loss performance reflects lower losses on recently charged off leases Cumulative Net Credit Losses (2) (1)As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles (2)Total credit loss as a percent of initial total securitization value 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 13579111315171921232527293133 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A -20.0% -17.0% -14.0% -11.0% -8.0% -5.0% -2.0% 1.0% 13579111315171921232527293133 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A Period (Months) Period (Months) Period (Months) -0.2% -0.1% 0.0% 0.1% 0.2% 0.3% 0.4% 0.5% 0.6% 13579111315171921232527293133 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A

21 31% 25% 27%27% 26% 25% 23% 20% 19% 17% 16% 22% 15% 18% 14% 16%16% 15% 14%14% 13% 12% Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 FCALT 2023-A Roadshow U.S. Lease Portfolio –Originations •2022 year to date lease originations were lower than 2021, reflecting lower industry volume and lower Ford Credit lease financing share •Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales •Used vehicle values are decreasing but remain elevated, reflecting lower new vehicle production and strong used vehicle demand •Ford Credit leasing, as a share of retail sales, has been consistent in recent periods and remains below the industry Number of Leases Originated (000) Avg. # of Leases Outstanding (000) Source: 3Q2022 Lease Quarterly Statistical Information and Ford Credit. Rounded for display purposes Manheim Used Vehicle Value Index Source: Cox Automotive/Manheim, November 2022 (January 2000 = 115.3) 377 394 337 265 223 167 137 201720182019202020213Q2021 YTD3Q2022 YTD 1,0061,0181,002935800 822654 90 120 150 180 210 240 Jan-00 Jan-04 Jan-08 Jan-12 Jan-16 Jan-20 Lease Share of Retail Sales (%) Industry* Ford Credit *Source: J.D. Power PIN

FCALT 2023-A Roadshow

U.S. Lease Portfolio – Residual Performance*

	Nine Months Ended September 30		Year Ended December 31,				
	2022	2021	2021	2020	2019	2018	2017
Number of Leases Terminated	228,189	265,892	347,712	350,595	374,459	363,732	365,645
Number of Vehicles Returned and Sold	21,052	99,588	113,528	235,325	281,556	271,502	280,764
Return Rate	9.23	37.45	32.65	67.12	75.19	74.64	76.79
Vehicles Returned and Sold							
Average Adjusted MSRP	46,164	42,147	42,509	40,071	38,348	37,196	35,463
Average ALG Base Residual Value	22,637	19,311	19,526	18,557	18,181	17,973	17,531
Average Residual Loss/ (Gain) (1)	(11,333)	(8,853)	(9,344)	(2,622)	(719)	(875)	(240)
Residual Loss/ (Gain) as a % of Adjusted MSRP (1)(2)							
Car	(30.77)	(19.10)	(20.35)	(5.84)	(1.96)	0.01	4.37
CUV (3)	(28.65)	(22.08)	(23.41)	(6.29)	(1.99)	(3.51)	(3.04)
SUV (3)	(22.50)	(23.04)	(23.75)	(10.83)	(3.76)	(4.42)	(6.69)
Truck	(18.05)	(19.42)	(19.63)	(7.31)	(1.16)	(2.97)	(3.61)
Average	(24.55)	(21.01)	(21.98)	(6.54)	(1.87)	(2.35)	(0.68)
Residual Loss/ (Gain) as a % of ALG Base Residual Value (1)(4)	(50.07)	(45.85)	(47.85)	(14.13)	(3.95)	(4.87)	(1.37)
Terminated Leases							
Average Contract Residual Value as a % of Adjusted MSRP (5)	53.87	52.12	52.33	52.33	53.79	54.81	56.08
Average ALG Base Residual Value as a % of Adjusted MSRP (6)	48.29	46.25	46.31	46.22	47.26	48.21	49.35
Contract Residual Value Higher/ (Lower) than ALG Base Residual Value	5.58	5.86	6.02	6.11	6.53	6.60	6.73

*See Appendix for endnotes

- Strong residual gains on returned vehicles for 2022 year to date, reflect low new vehicle production and strong used vehicle demand, leading to elevated auction values
- Rating agencies have historically applied stress in excess of 30% on Class A notes; significantly higher than Ford Credit's worst year in 2008 when the portfolio experienced residual losses of 18.26% (not shown)
- Rating agencies have historically applied residual value stress to all vehicles scheduled to be returned over the life of the transaction; periods of severe residual stress have historically been much shorter
- Rating agencies have historically assumed a 100% return rate, although Ford Credit's highest return rate was only 82.31% in 2008 (not shown)

22 | Ford Credit

FCALT 2023-A Roadshow

U.S. Lease Portfolio – Credit Performance*

	9 Months Ended September 30		Year Ended December 31,				
	2022	2021	2021	2020	2019	2018	2017
Average number of leases outstanding [1]...................	653,736	822,161	799,725	934,812	1,002,301	1,018,021	1,005,542
Average portfolio outstanding (in millions) [2]...................	$20,840	$24,691	$24,199	$26,915	$27,885	$27,451	$26,586
Average number of delinquencies [3][4]							
31 - 60 days	4,436	4,298	4,355	5,727	7,105	7,509	7,731
61-90 days	582	523	536	776	695	731	870
91 - 120 days	81	66	67	129	49	52	98
Over 120 days	30	27	27	68	13	9	13
Average number of delinquencies as a percentage of average number of leases oustanding [3][4]							
31 - 60 days	0.68%	0.52%	0.54%	0.61%	0.71%	0.74%	0.77%
61-90 days	0.09%	0.06%	0.07%	0.08%	0.07%	0.07%	0.09%
91 - 120 days	0.01%	0.01%	0.01%	0.01%	0.00%	0.01%	0.01%
Over 120 days	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%
Aggregate balance of delinquent leases as a percentage of average portfolio outstanding [3][5]							
31 - 60 days	0.65%	0.53%	0.66%	0.67%	0.80%	0.85%	0.73%
61-90 days	0.09%	0.06%	0.08%	0.07%	0.08%	0.08%	0.08%
91 - 120 days	0.01%	0.01%	0.01%	0.01%	0.00%	0.00%	0.00%
Over 120 days	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Repossessions as a percentage of average number of leases outstanding [8].................	0.38%	0.40%	0.39%	0.50%	0.62%	0.69%	0.79%
Aggregate net losses (gains) (in millions) [6].........	($0)	($4)	($7)	$42	$82	$86	$102
Net losses (gains) as a percentage of average portfolio outstanding [6][8].................	0.00%	-0.02%	-0.03%	0.15%	0.29%	0.31%	0.38%
Net losses (gains) as a percentage of gross liquidations [6][7][8].........	0.00%	-0.05%	-0.05%	0.35%	0.66%	0.72%	0.87%
Number of leases charged off	2,454	4,743	5,613	11,069	16,662	18,104	17,953
Number of leases charged off as a percentage of average number of leases outstanding [8]...................	0.50%	0.77%	0.70%	1.18%	1.66%	1.78%	1.79%
Average net loss (gain) on leases charged off [6]......	($174)	($916)	($1,162)	$3,759	$4,932	$4,769	$5,701

*See Appendix for endnotes

23 | Ford Credit

24 Appendix

25 Endnotes –ALG Base Residual Value The ALG base residual value for a leased vehicle is (a) the ALG residual value for the leased vehicle or (b) if the servicer does not have the ALG residual value for the leased vehicle, the oldest ALG mark-to-market that the servicer has for the leased vehicle. ALG residual values and ALG mark-to-market values represent ALG's forecasts of the value of used vehicles in the future. In making these forecasts, ALG takes into accounta number of factors that will affect the value of each leased vehicle in the future, including the characteristics of the lease and the leased vehicle. ALG also makes predictions about a number offactors that affect the supply and demand for used vehicles and used vehicle pricing. None of these factors can be predicted with certainty. Some of these factors are impossible to quantify and may be significantly impacted by unanticipated events. For more information about these factors, you should read "Risk Factors –Residual value losses may result in losses on your notes" and "Risk Factors – Performance of the reference pool is uncertain and depends on many factors and may worsen in an economic downturn" in the prospectus. As a result, the ALG information cannot be relied on as fact. FCALT 2023-A Roadshow

FCALT 2023-A Roadshow

Endnotes to Residual Table on Slide 22

For this table, “Terminated Leases" are leases for which (1) the related leased vehicle was returned during the period and sold by September 30, 2022, (2) the related leased vehicle was purchased under the lease during the period or (3) the lessee defaulted during the period

(1) The "residual loss (gain)" for each leased vehicle returned and sold equals (a) the base residual value of the leased vehicle, minus (b) the sum of (i) the net auction proceeds from the sale of the leased vehicle, plus (ii) the amounts assessed under the related lease for excess mileage and/or excess wear and use, plus (iii) the amount claimed under any related excess wear and use waiver contract or program

(2) The percentage equivalent to the average residual loss (gain) for leased vehicles of each vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number

(3) Explorers and Escapes are classified as CUV instead of SUV for purposes of this table

(4) The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG base residual value* for those vehicles

(5) The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles

(6) The percentage equivalent to the average ALG base residual value* for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles

* For a description of ALG base residual value, please refer to the endnote on slide 25

26 | Ford Credit

FCALT 2023-A Roadshow

Endnotes to Credit Performance Table on Slide 23

(1) Average of the number of leases outstanding at the beginning and end of each month in the period

(2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period

(3) The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees and accounts that have been repossessed or charged off

(4) Average of the number of leases delinquent at the beginning and end of each month in the period

(5) Aggregate balance at the end of the period over the aggregate balance of all leases outstanding at the end of the period

(6) Net losses include the aggregate balance ((i) lease and other charges, plus (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off, plus (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any earlier periods. Net losses also include the excess mileage charges and the estimated cost to repair any excess wear and use that the lessee does not pay when the vehicle is returned, less any amount received in the period for excess mileage and excess wear and use. In addition, net losses include the estimated loss recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period include the aggregate lease balance ((i) remaining total securitization value, (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off and (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases

(7) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease

(8) For non-annual periods, the percentages are annualized

27 | Ford Credit